Stealth Mark Opens Office in Silicon Valley to Support Tech Companies with Its Anti-Counterfeiting Technology

Key Executive Retained to Expand Business Development Efforts With Top Tier Technology Companies in Silicon Valley

FOR IMMEDIATE RELEASE

SUNNYVALE, CALIFORNIA – December 07, 2016 ‐‐ Wellness Center USA, Inc. (OTCQB: WCUI), today announced that its wholly‐owned subsidiary, StealthCo, Inc., dba Stealth Mark, is seeking opportunities to partner with major companies in Silicon Valley to deploy its advanced anti-counterfeiting technology to protect brands and consumers from fake smartphone batteries, chargers, components, and more.

Stealth Mark’s push into Silicon Valley comes after Apple’s (NASDAQ: AAPL) announcement to file a lawsuit against Mobile Star, a company making fake Apple chargers and cables and selling them on Amazon.com disguised as authentic goods. Apple is warning consumers to stay away from these fake products as they are a risk to the public and could cause fires, injury, and even death, due to their poor construction, inadequate insulation, and inferior components. As per Apple’s statement in Wired’s article, “Consumers, relying on Amazon.com’s reputation, have no reason to suspect the power products they purchased from Amazon.com are anything but genuine. This is particularly true where, as here, the products are sold directly ‘by Amazon.com’ as genuine Apple products using Apple’s own product marketing images.” (Wired.co.uk).

WCUI has retained serial entrepreneur Michael D. Metcalf in the role of Executive Vice President of Business Development to manage Stealth Mark’s new office in Silicon Valley and pursue strategic partnerships with top brand name companies. Mr. Metcalf is an accomplished executive and is listed in the top 100 in Technology, Entrepreneurs, and Silicon Valley. He is a proven technology leader with multiple patents who previously won 25 top industry awards by evangelizing new products. “Mr. Metcalf is tech savvy and has a great reputation with other top executives. We feel honored to have him join the team to lead our business development efforts,” said Andrew Kandalepas, CEO & Chairman of WCUI, the parent company of Stealth Mark.

“Counterfeiting today impacts up to 10% of global trade and represents an estimated $1.7 trillion, an increase from the OECD’s (Organization for Economic Co-operation and Development) estimate of $250B - $500B in 2009,” stated Michael Metcalf. “The top tech companies in Silicon Valley are primary targets, and Stealth Mark’s patented microparticle technology is the best solution for major firms seeking brand protection. The biggest brands in the world will be very excited once they see the 3D microparticles for themselves and learn how they can be used to protect their intellectual property,” continued Metcalf. “Stealth Mark microparticles have the potential to be as common as bar codes, yet impossible to duplicate making counterfeits extremely difficult. We intend to pursue the best OEM’s branded products at the microparticle level,” added Metcalf.

Stealth Mark’s unique anti-counterfeiting technology can be a disruptive force in a market that has seen a huge influx of counterfeit products flood online stores, tricking consumers into purchasing faulty, unreliable, and sometimes dangerous smartphone batteries, chargers, and components. By utilizing Stealth Mark’s proprietary intelligent microparticle technology and Stealth Fire® software suite, brands can protect themselves and consumers from illicit threats lurking in stores and on the internet.

Stealth Mark intelligent microparticles are unduplicatable, and are also undetectable to the human eye, providing absolute authentication. They have been successful in both covert and overt operations used primarily for authentication, anti‐counterfeiting and diversion tactics. Stealth Mark is the only intelligent microparticles available with virtually unlimited codes and supported by a security management portal, and code verification software that is portable, fast and accurate.

Stealth Mark’s new office is located in the heart of Silicon Valley at 640 W California Ave #210, Sunnyvale, California 94086. Phone: (408) 769-6288

About StealthCo, Inc. “SCI”

StealthCo, Inc. dba Stealth Mark (www.stealthmark.com) is a global product authentication solutions provider that offers the most advanced product security technologies available today within the security and supply chain management vertical sectors. SCI provides customers true brand protection from counterfeiting and diversion while maintaining the integrity of product authentication. Stealth Mark® solutions are based upon encrypted microparticle technology, state-of-the-art printing technologies, and a reader that can be used with iPhone and other smartphones. The reader working in conjunction with the StealthFire™ Software authenticates the Microparticle Mark and captures the unique ID, GPS validated location, and QR code.

About Wellness Center USA, Inc. “WCUI”

Wellness Center USA, Inc. (www.wellnesscenterusa.com) is a diversified public holding company leveraging proprietary patented technology in healthcare and micro-particles used as a deterrent for counterfeiting. WCUI subsidiaries offer best in class solutions for skincare, pain and brand protection. WCUI subsidiaries include: Stealth Mark, National Pain Centers, and Psoria‐Shield.

Safe Harbor Statement:

Certain statements and projections contained in this presentation that are not statements or financial results of historical fact constitute forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements and projections include statements regarding any proposed exchange transactions, the anticipated closing date of such transactions and future results following a closing of the transactions. Forward‐looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “pending”, “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” While it is not possible to identify all factors, risks and uncertainties that might relate to, affect or arise from the proposed transactions and plans which might cause actual results to differ materially from expected results, such factors, risks and uncertainties include delays in completing the transactions, difficulties in integrating operations following the transactions, difficulties in manufacturing and delivering products, potential market rejection of products or services, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the parties are engaged, changes in the securities markets and other factors, risks and uncertainties disclosed from time to time in documents that the Company files with the SEC.

Contact Info:

Wellness Center USA, Inc.

Stealth Mark

Tel: (847) 925‐1885

Tel: (408) 769-6288

www.wellnesscenterusa.com

Michael Metcalf, EVP Business Development

mmetcalf@stealthmark.com

www.StealthMark.com

Investor Relations Contact:

Arthur Douglas & Associates, Inc.

Phone: 407‐478‐1120

www.arthurdouglasinc.com